Exhibit 15.5

May 17, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of the Form 20-F dated March 31, 2020 of ChinaCache International Holdings Ltd. and are in agreement with the statements contained in subsection (d) contained therein concerning Shanghai Perfect C.P.A. Partnership. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Shanghai Perfect C.P.A. Partnership

Shanghai Perfect C.P.A. Partnership